Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of American Enterprise Variable Annuity
Account, included in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4, No. 33-54471) and related Prospectus for the registration of the AEL Personal Portfolio Plus2, AEL Personal Portfolio Plus and AEL Personal PortfolioSM Annuity Contracts to be offered by American Enterprise Life Insurance Company.






/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 24, 2000